RETIREMENT TRANSITION AND RELEASE AGREEMENT

This Retirement Transition and Release Agreement (this **"Agreement")** is made and entered into as of January 13, 2026 (the "**Effective Date**") by and among Provident Financial Services, Inc., a Delaware corporation (the **"Company")**, Provident Bank, a New Jersey chartered savings bank and wholly owned subsidiary of the Company (the **"Bank")**, and Thomas M. Lyons ("**Executive**"). The Bank, Company and Executive may hereafter be referred to individually as a **"Party"** or collectively as the **"Parties."**

WHEREAS, Executive is currently serving as Senior Executive Vice President and Chief Financial Officer of the Company and Bank;

WHEREAS, Executive intends to resign as Senior Executive Vice President and Chief Financial Officer of the Company and Bank effective the earlier of June 30, 2026 or the appointment of a successor (the **"Transition Date")**, and then continue as an employee of the Company and the Bank, in the role of Special Advisor to the Company's President and Chief Executive Officer, until his last day of employment on January 31, 2027 ("**Termination Date**");

WHEREAS, the Company wishes to encourage its executives to: (i) provide ample notification of retirement so that the Company can plan appropriately, and (ii) be available to assist with the smooth transition of the executive's duties and responsibilities; and

WHEREAS, the Company and Bank wish to recognize the Executive's significant contributions to the business of the Company and Bank and to secure the Executive's availability to continue as an employee of the Company and Bank until the Termination Date.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Resignation, Terms and Conditions.

(a) *Resignation as Senior Executive Vice President and Chief Financial Officer*. The Executive agrees that he will remain in the position of Senior Executive Vice President and Chief Financial Officer of the Company and Bank until the close of business on the Transition Date, at which time he will resign as Senior Executive Vice President and Chief Financial Officer of the Company and Bank, with no further action required on the part of either the Executive, the Company or the Bank. Following his resignation as Senior Executive Vice President and Chief Financial Officer of the Company and Bank on the Transition Date, the Executive will continue as a full-time employee of the Company and Bank with the title of Special Advisor and report directly to the Company's President and Chief Executive Officer or his designee.

(b) *Retirement*. The Executive will retire from the Company and Bank and terminate his employment with the Company and Bank effective as of the close of business on the Termination Date, with no further action required on the part of either the Executive, the Company or Bank.

(c) *Salary*. In exchange for the Executive's employment services and provided the Executive does not terminate his employment prior to the Transition Date, the Parties agree that the Executive will receive his current rate of base salary through the Transition Date. In exchange for the Executive's employment services following the Transition Date and ending on the Termination Date (the "**Transition Period**"), in his role as Special Advisor to the Company's Chief Executive Officer, Executive shall receive an annualized base salary of $300,000.00, which shall be prorated, and work diligently to: (i) transition his job knowledge, duties and responsibilities at the Bank and Company level to his successor, and (ii) perform other job assignments suitable for a Special Advisor to the Company, as directed by the Company's President and Chief Executive Officer, or his designee.

(d) *2026 Cash Bonus – Pro-Rated, Consideration*. In consideration for Executive: (i) signing this Agreement and a supplemental release agreement to be provided by the Company ("Supplemental Release") as of the Termination Date reaffirming the obligations and general release in this Agreement, (ii) complying with all of the terms and conditions in this Agreement and the Supplemental Release that apply to Executive, and (iii) the non-solicitation restrictions in favor of the Company, the Company and Bank agree that Executive will be eligible to receive a cash bonus under the Annual Incentive Plan ("**AIP**"), which will be pro-rated to take into account the Executive's service as Senior Executive Vice President and Chief Financial Officer of the Company and Bank from January 1, 2026 to the Transition Date. Executive will not be entitled to an AIP bonus for his service after the Transition Date. The pro-rated AIP payment will be made to the Executive even if he is not employed with the Company and Bank on the date the payment is made, which is expected to be in the first quarter of 2027.

(e) *Benefits*. Nothing in this Agreement changes the Executive's rights to participate in the Provident Bank Employee Stock Ownership Plan, the Provident Bank 401(k) Plan, the Provident Bank Amended and Restated Non-Qualified Supplemental Defined Contribution Plan, any equity-based plan or employer-sponsored health plan while performing services for the Bank or the Company in accordance with the terms and conditions of the respective plans and arrangements.

2. Restrictive Covenants.

(a) *Non-Solicitation*. Executive agrees that, for a period of twelve (12) months following his termination of employment, he will not, directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Company or Bank and/or accept employment with another employer, or induce, or attempt to solicit or induce, any employee of the Company or Bank and its affiliates to leave the employ of the Company or Bank and its affiliates;

(ii) hire or attempt to hire any employee of the Company or Bank and its affiliates to work for the Executive or any other person, corporation, partnership, limited liability company or other business entity;

(iii) assist any person, corporation, partnership, limited liability company or other business entity, to hire or attempt to hire any employee of the Company or Bank or its affiliates; or

(iv) provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or Bank and its affiliates to terminate an existing business or commercial relationship with the Company or Bank and its affiliates or induce, or attempt to solicit or induce, any customers of the Company or Bank and its affiliates to do business in competition with the Company or Bank and its affiliates.

Executive further acknowledges and agrees that the covenants and promises herein are reasonable and necessary to protect the Company and Bank and its affiliates legitimate, protectable business interests.

(b) *Confidentiality*. Executive acknowledges that during his employment, Executive learned (and/or may learn) and came into contact with (and/or will come in contact with), certain confidential and/or proprietary information and trade secrets of the Company and the Bank and their respective affiliates and subsidiaries (collectively, **"Confidential Information")**. Executive acknowledges that Confidential Information includes, without limitation, trade secrets, client lists and information, personnel information, financial data, long range or short-range plans, or other data and information concerning the Company or the Bank or the affairs that the Company or the Bank has not previously disclosed to the public, and any confidential information of others provided to the Company or the Bank. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, discs, drives, other electronic data and tapes. Executive agrees that Confidential Information is and shall remain the exclusive property of the Company and the Bank, and Executive shall not disclose to any person or entity, use for his own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by an officer of the Company or the Bank (other than Executive), in writing.

Executive acknowledges that a breach or threatened breach of the terms of this confidentiality provision by Executive would result in material and irreparable injury to the Company and the Bank, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in addition to any other legal or equitable relief a court may award, the Company and the Bank shall be entitled to injunctive relief in the event of Executive breaches or threatens to breach any of the terms contained in this provision concerning Confidential Information.

Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, Executive is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or in directly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if

such filing is made under seal.

(c) *Non-disparagement.* Executive will refrain from taking actions or making statements, written or oral, in any medium (including social media) which disparage or defame the goodwill, character, competence, or reputation of the Company or the Bank or their current, past and future directors, officers, employees, shareholders, principals, agents, or independent contractors. Executive understands that this non-disparagement provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Executive also understands that the foregoing non-disparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under any state or federal law. In addition, nothing in this provision is intended to require Executive to provide notice to the Company or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity ("**Whistleblower Disclosures**"), and Executive is not required to notify the Company or its attorneys that Executive has made any such Whistleblower Disclosures.

3. General Release of All Claims by Executive. In consideration of the Company and Bank's undertakings as contained in this Agreement, the Executive irrevocably and unconditionally releases the Company and Bank, and each of their current, past and future parent companies, affiliates, subsidiaries, and divisions, and each of their agents, principals, directors, officers, employees, independent contractors, benefit plans, insurers, re-insurers, and each of their predecessors, successors and assigns (collectively, "Releasees"), of and from any and all claims, charges, promises, agreements, damages, actions and expenses of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown (collectively, "Claims"), which the Executive may have against them arising prior to the Effective Date of the Agreement.

Without in any way limiting the foregoing general release, this release includes all Claims arising out of the Executive's employment with the Company and Bank, including the terms, conditions, and termination of Executive's employment with the Company and Bank, including, but not limited to, Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair

Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Re-employment Act, the False Claims Act, the Consolidated Omnibus Budget Reconciliation Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), the Pregnancy Discrimination Act of 1978, the Pregnant Workers Fairness Act, the Providing Urgent Maternal Protections for Nursing Mothers Act, the Families First Coronavirus Response Act, the Emergency Paid Sick Leave Act, the Emergency Family and Medical Leave Expansion Act, the Coronavirus Aid, Relief and Economic Security Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Temporary Disability Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Worker Freedom from Employer Intimidation Act, the New Jersey Wage and Hour Laws, the New Jersey Wage Payment Law, the New Jersey Earned Sick Leave Law, the New Jersey Civil Rights Act, the New Jersey Millville-Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Compassionate Use of Marijuana Act, New Jersey Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act, the New Jersey Security and Financial Empowerment Act, Emergency Responders Employment Protection Act, the New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers' Compensation Claim, the New Jersey Smokers' Rights Law, the New Jersey Equal Pay Act, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey False Claims Act, the New Jersey mini-COBRA law, the New Jersey Constitution, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of employees and employers.

Without in any way limiting the foregoing general release, this release also includes all Claims for compensatory damages, punitive damages, and attorney's fees.

Notwithstanding the foregoing, the Executive is not waiving any rights Executive may have to: (a) Executive's own vested accrued employee benefits under the Company or Bank's health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under either applicable unemployment compensation statutes or worker's compensation statutes, however, the Executive represents that Executive is not presently aware of any basis for seeking workers' compensation benefits, and the Parties agree that if the Executive ever seeks workers' compensation benefits, the Company and Bank retain all rights to oppose any such claims; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) exercise Executive's right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of Executive's waiver of ADEA claims set forth in this Agreement.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, the Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, arbitration or other legal proceeding (collectively, "Proceedings") against any of the Releasees based in whole or in part on any Claim covered by this release. Notwithstanding the foregoing, the Executive understands that nothing contained in this Agreement limits Executive's ability to file an administrative charge or complaint with any federal, state or local governmental agency or commission ("government agencies"). The Executive further understands that this Agreement

does not limit Executive's ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or Bank. This Agreement also does not limit the Executive's right to receive an award for information provided to any government agencies. However, the Executive does hereby agree to waive any right Executive may have to benefit in any manner from any relief (whether monetary, equitable, or otherwise) arising out of any past, present or future Proceeding before a state or federal anti-discrimination agency to the extent permitted by law.

4. Return of Information and Property. No later than the Termination Date, or earlier upon the request of the Company or Bank, Executive agrees to promptly return and represent he has returned to the Company or Bank all information, property, and supplies belonging to the Company or Bank, including without limitation any keys, laptop, computer and related equipment, security card and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing proprietary or Confidential Information or otherwise relating to the Company or Bank's business, as well as any log-in credentials needed to access websites or accounts relating to the Company or Bank's business.

5. Additional Provisions.

(a) *Entire Agreement.* The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by all Parties.

(b) *Binding on Successors.* This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Executive without the Company's written consent.

(c) *Governing Law.* This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey except as otherwise expressly provided herein.

(d) *Counterparts.* This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.

(e) *Cooperation.* Following the Termination Date, Executive agrees to cooperate fully with the Company in any matters that have given, or may give, rise to a legal claim against the Company and of which he is knowledgeable as a result of his employment with the Company. This requires Executive, without limitation, to (i) make himself available upon reasonable request and notice and at a mutually agreeable time to provide information and assistance to the Company on such matters (including but not limited to preparing discovery

responses, and preparing for and attending depositions, mediations, and trial), (ii) maintain the confidentiality of all Company privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is required by law or is expressly authorized by the Company, and (iii) notify the Company promptly of any requests to him for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information. If the Executive believes that the cooperation required of him under this Section 4(e) is of a substantial nature, upon Executive's request, the Parties will discuss in good faith an agreement to provide reasonable compensation to the Executive for the requested services.

6. **Section 409A**. It is intended that all payments made under the terms of this Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**") as short-term deferrals or as payments of separation pay upon an involuntary separation of service. The Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company and the Bank shall not be liable for any failures under this Section 5 that result in any taxes or other amounts due under the terms of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Executive in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Executive is a "specified employee"(as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive's estate following Executive's death. If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this agreement and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

7. Regulatory Provisions. In no event shall the Company or Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

8. Time to Execute and Rescind Release of Age Discrimination Claims. The Executive has a period of twenty-one (21) days from receipt of this Agreement to consider whether to execute this Agreement. To accept this Agreement, Executive must sign this Agreement and transmit same to Carolyn Powell, Executive Vice President & Chief Human Resources Officer, Provident Bank, 111 Wood Avenue South, Iselin, NJ 08830, on or before the close of business on the 21st day following receipt of this Agreement. The Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or extend in any way the twenty-one (21) day consideration period. **The Executive has a period of seven (7) days to revoke this Agreement following the day the Executive executes the Agreement (the "Revocation Period").** If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in New Jersey, then the Revocation Period shall not expire until the next following day that is not a Saturday, Sunday or legal holiday. Any revocation within that seven (7) day period must be in writing and state that the Executive is revoking the Executive's acceptance of this Agreement. The revocation must be delivered to Carolyn Powell at the address above on or before the close of business on the 7th day following the Executive's execution of this Agreement. Accordingly, this Agreement shall not become effective or enforceable, nor shall the Company or Bank be obligated to pay any benefits to the Executive, until the Revocation Period has expired.

IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.

PROVIDENT FINANCIAL SERVICES, INC.

By: ______________________

PROVIDENT BANK

By: ______________________

EXECUTIVE

____
Thomas M. Lyons